EXHIBIT 3.3

CERTIFICATE OF DESIGNATION

OF SERIES A CONVERTIBLE PREFERRED STOCK

AND SERIES A-1 CONVERTIBLE PREFERRED STOCK OF EQUINIX, INC.,

a Delaware corporation

(pursuant to Section 151 of the Delaware General Corporation Law)

This Certificate of Designation of Equinix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”) shall become effective at 6:32 P.M. Eastern Standard Time on Monday, December 30, 2002.

The Corporation hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

1.    Designation and Amount.    Two new series of preferred stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”, and collectively with the Series A-1 Preferred Stock, the “Series A Stock”) and the number of shares constituting the Series A Preferred Stock and Series A-1 Preferred Stock shall be 25,000,000 and 25,000,000, respectively. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock or Series A-1 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Stock.

2.    Dividends.    Subject to the rights of any shares of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Stock shall be entitled to receive an amount equal to any dividend paid (other than dividends paid in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation (as determined on a per annum basis and on as a converted basis for the Series A Stock), payable when, as and if declared by the Board of Directors.

3.    Liquidation Preference.

   (a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series A Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Stock), until such holders shall have received $0.306 per share of Series A Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), plus the amount of dividends, if any, then declared and unpaid on account of each share of Series A Stock. Thereafter, any remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

4.    Redemption.

   (a)    Subject to the rights of series of Preferred Stock that may from time to time come into existence, beginning at any time on or after December 31, 2009, this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A Stock by paying in cash therefor a sum per share (the “Redemption Price”) equal to (A) the number of shares of Common Stock into which such share may then be converted multiplied by (B) the average closing sale price of this Corporation’s Common Stock in trading on the Nasdaq National Market (or any trading system on which this Corporation’s shares of Common Stock then trade) over the thirty (30) consecutive trading day period ending five (5) trading days prior to the Redemption Date (as defined below). Any redemption effected pursuant to this subsection 4(a)(i) shall be made on a pro rata basis among the holders of the Series A Stock in proportion to the number of shares of Series A Stock then held by them.

   (b)    Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to the date on which this Corporation proposes to redeem any shares of Series A Stock (each a “Redemption Date”), written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after each Redemption Date, each holder of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any shares of Series A Stock that are not redeemed shall remain subject to redemption by this Corporation pursuant to this Section 4(a).

       (c)    Each holder of Series A Stock may, at anytime up to two (2) trading days prior to the applicable Redemption Date, elect to convert all shares of Series A Stock designated for redemption in the Redemption Notice into shares of Common Stock subject to the terms of Section 5 below.

       (d)    From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A Stock (except the right to receive the Redemption Price, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5.    Conversion of Preferred Stock. The holders of the Series A Stock shall have conversion rights as follows (the “Conversion Rights”):

       (a)    Conversion of Series A Preferred Stock.

(i)    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or prior to the second trading day prior to a Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series A Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.306 ( as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Stock) (the “Original Price”) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Conversion Ratio”). The initial Conversion Price per share for shares of Series A Stock shall be $.306 per share; provided, however, that the Conversion Price for the Series A Stock shall be subject to adjustment as set forth in subsection 5(d).

(ii)    Conversion at the Option of the Corporation.    At the Corporation’s option, all but 100 shares of Series A Preferred Stock shall be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series A Preferred Stock immediately upon the date specified by the Corporation, which date shall not be earlier than five (5) business days following the Corporation having directed (by confirmed facsimile or reliable international courier) to each holder of Series A Preferred Stock notice of such conversion (the “Conversion Notice”); provided, however, that the Corporation may not exercise such option until the Corporation has filed with the Securities Exchange Commission (the “SEC”) periodic financial reports required to be filed by the Corporation pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (e.g., Forms 10-Q and 10-K) reporting four consecutive quarters of net income (after taxes) in accordance with generally accepted accounting principles in the United States (a “Profitability Event”); provided, further, that such conversion shall occur as nearly as possible on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

       (b)    Conversion of Series A-1 Preferred Stock.

(i)    Right to Convert.    Subject to the Conversion Conditions (as defined in subsection (b)(iii) below), each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or prior to the second trading day prior to a Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series A-1 Preferred Stock (provided, however, that a Redemption Date shall be delayed as may be reasonably necessary to permit a holder of Series A-1 Preferred Stock to comply with the Conversion Conditions), at the office of this Corporation or any transfer agent for such stock, into (A) one share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), to the extent a conversion event described in subsection (b)(ii) has not occurred, or (B) such number of fully paid and nonassessable shares of Common Stock as is determined by the Conversion Ratio.

(ii)    Conversion at the Option of the Corporation.    Subject to the Conversion Conditions, at the Corporation’s option, all shares of Series A-1 Preferred Stock shall be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series A-1 Preferred Stock immediately upon the date specified in the Conversion Notice delivered in connection with a Profitability Event.

(iii)    Conversion Conditions.    No shares of Series A-1 Preferred Stock may be converted into shares of Series A Preferred Stock or Common Stock by STT Communications Ltd or its affiliates (“STT”) if, at the time of such conversion pursuant to subsections (b)(i) and (ii), the receipt of Series A Preferred Stock or Common Stock by STT would cause

(1)    the voting power of the issued and outstanding shares held by STT to exceed 40% of the aggregate voting power of the Corporation’s issued and outstanding shares of voting stock; provided that the restriction in this clause (A) shall terminate upon the earlier of (x) December 31, 2004 or (y) a Voting Stock Trigger Event.

(2)    the value of all outstanding voting stock held by STT following such conversion would exceed $50,000,000 (as determined by reference to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto (the “HSR Act”)) or any other applicable threshold that would require compliance with the HSR Act; provided that the restriction in this clause (B) shall not apply if STT has complied with the HSR Act, if applicable, prior to such conversion.

The restrictions in this subsection (b)(iii) shall be referred to herein as “Conversion Conditions.”

(iv)    Voting Stock Trigger Events.    A “Voting Stock Trigger Event” shall mean any of the following:

(1)    Qualified Offer by STT.    STT makes a Qualified Offer (as defined herein) and such offer is accepted by holders of more than 50% of the Corporation’s then outstanding capital stock and securities convertible into or exercisable for Common Stock (“Convertible Securities” and collectively with the Common Stock, “Securities”) (excluding any capital stock held by STT and any Convertible Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock). A “Qualified Offer” shall mean any offer to purchase all of this Corporation’s outstanding Securities that meets each of the following conditions:

A.    the offer is for all outstanding Securities (excluding any Securities held by STT and any Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock);

B.    the purchase price is fully financed;

C.    STT commits that, if consummated, the Qualified Offer will be followed by a transaction in which all remaining holders of Securities (excluding any Securities held by STT and any Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock) will receive the same consideration paid for shares tendered in such Qualified Offering; and

D.    the Qualified Offer is kept open for at least forty-five (45) calendar days.

(2)    Bankruptcy or Insolvency of the Corporation.    (i) The Corporation commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) an involuntary case under the Bankruptcy Code is commenced against the Corporation that is not dismissed within ninety (90) days after commencement thereof; (iii) the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Corporation, or any such proceeding is commenced against the Corporation which is not dismissed within ninety (90) days; (iv) the entry of any order of relief or other order approving any such case or proceeding; or (v) the Corporation takes any corporate action for the purpose of effecting any of the foregoing;

(3)    Third Party Obtains 15% Interest.    Any person (other than STT) or group (within the meaning of Rule 13d-5 under the 1934 Act) (other than a group of which STT is a member):

A.    files a Schedule 13D with the SEC (and sends a copy of such report to the Corporation) as required by Section 13(d) of the 1934 Act (which shall not include a report on Schedule 13G), which Schedule 13D shall indicate that such Schedule 13D filer has acquired beneficial ownership of outstanding voting stock equal to or exceeding fifteen percent (15%) of the Corporation’s outstanding voting stock (with the number of outstanding shares of voting stock being as reported by the Corporation on its most recent filing with the SEC); or

B.    enters into an agreement or letter of intent with any other person (including the Corporation) providing for such first person or group to acquire (including by means of any share purchase, share issuance, merger, reorganization or otherwise, whether in a single transaction or series of transactions) beneficial ownership of outstanding voting stock equal to or exceeding fifteen percent (15%) of the Corporation’s outstanding voting stock (with the number of shares of outstanding voting stock being as reported by the Corporation on its most recent filing with the SEC);

Notwithstanding the foregoing, no acquisition of voting stock pursuant to the Combination Agreement (as defined below), the Securities Purchase Agreement (as defined below) or any note or warrant issued pursuant thereto by the original holder to which such voting stock, note or warrant was issued shall be a Voting Stock Trigger Event pursuant to this subsection (iv)(3) regardless of when such acquisition occurs.

(4)    Sale of Assets.    The Corporation sells all or substantially all of its assets, or enters into an agreement to sell all or substantially all of its assets;

(5)    Third Party Tender Offer.    Any person (other than STT) or group (other than a group of which STT is a member) has commenced a bona fide, fully financed tender offer for Securities of Parent;

(6)    Breach of Material Agreements.    The Corporation’s material breach of its material post-closing obligations under Articles 2, 4 and 5 of that certain Governance Agreement between the Corporation and certain of its stockholders dated on or about December 31, 2002, Articles II-A, II-B, II-C and VI of the Combination Agreement pursuant to which the Corporation acquired i-STT Pte Ltd and Pihana Pacific (“Combination Agreement”), Inc., Articles 5, 6 or 9 of that certain Securities Purchase Agreement between the Corporation and certain of its stockholders, dated October 2, 2002 (the “Securities Purchase Agreement”), or the material terms of the notes and warrants issued thereunder or the related Registration Rights Agreement and security documents), provided that if such breach is susceptible to cure, STT shall give notice of such breach to the Corporation and the Corporation shall have ten (10) business days in which to cure such breach;

(7)    STT’s Interest Below 10%.    Securities beneficially or otherwise owned by STT represent less than ten (10%) percent of the Corporation’s then outstanding Securities (assuming the conversion, exchange and/or exercise of all Convertible Securities); or

(8)    Exercise of Cash Trigger Warrant.    Any Cash Trigger Warrant issued pursuant to the Securities Purchase Agreement is exercised.

       (c)    Mechanics of Conversion.    Before any holder of Series A Stock shall be entitled to voluntarily convert the same into shares of Common Stock or Series A Preferred Stock, as applicable, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock or Series A Preferred Stock, as applicable, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Series A Preferred Stock, as applicable, as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Stock shall not be deemed to have converted such Series A Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the provisions of subsection 5(a)(ii) or 5(b)(ii) above, such conversion shall be deemed to have been on the conversion date described in this Corporation’s notice to each holder of Series A Stock. All persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

       (d)    Conversion Price Adjustments of Series A Stock for Splits, Stock Dividends, Combinations and the Like.    The Conversion Price of the Series A Stock shall be subject to adjustment from time to time as follows:

       (i)    In the event this Corporation should at any time or from time to time after this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)    If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions.    In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or other options or rights not referred to in subsection 5(d)(i), then, in each such case for the purpose of this Subsection 5(e), the holders of the Series A Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)    Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Series A Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. This Corporation shall provide the holder of any fractional interest with an amount of cash equal to the fair market value of one share of this Corporation’s Common Stock multiplied by such fractional interest. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Stock to Common Stock.

(h)    Notices of Record Date.    In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Stock, at least five (5) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)    Reservation of Stock Issuable Upon Conversion.    This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock or Series A Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock or Series A Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, in addition to such other remedies as shall be available to the holder of such Series A Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or Series A Preferred Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation or the Restated Certificate of Incorporation.

(j)    Notices.    Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Stock shall be deemed given if (A) deposited (i) in the United States mail, postage prepaid or (ii) with a reliable international courier, and addressed to each holder of record at his or its address appearing on the books of this Corporation or (B) delivered by confirmed facsimile.

6.    General Voting Rights.    Except as otherwise provided by the Delaware General Corporation Law, Series A-1 Preferred Stock shall have no voting rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common

Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

7.    Voting for the Election of Directors.

(a)    Until the earlier of (i) the date on which less than one hundred (100) shares of Series A Preferred Stock remain outstanding and (ii) December 31, 2004, the holders of shares of Series A Preferred Stock shall be entitled to elect a number of directors of this Corporation at any election of directors (each, a “Series A Director”), as follows:

(i)    three (3) directors for so long as the holders of Series A Preferred Stock collectively beneficially own at least 30% of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(ii)    two (2) directors for so long as the holders of Series A Preferred Stock collectively beneficially own at least 15% of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(iii)    one (1) director for so long as the holders of Series A Preferred Stock collectively beneficially own at least 100 of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(iv)    no directors at such time as the holders of Series A Preferred Stock collectively beneficially own less than 100 shares of Series A Preferred Stock.

(b)    For purposes of determining shares beneficially owned pursuant to Section 7(a) hereof, “beneficial ownership” shall be as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, provided, that in determining such beneficial ownership it shall not matter whether or not the right to acquire such beneficial ownership is within 60 days and whether or not a contract, arrangement or understanding to acquire beneficial ownership is subject to Conversion Conditions or other contingencies.

(c)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy in the seats reserved for Series A Directors, and vacancies created by removal or resignation of a Series A Director, may be filled by a majority of all the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that the holders of Series A Preferred Stock may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee(s) at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled in accordance with this Section 7(a).

(d)    Notwithstanding the prohibition in Article VII of this Corporation’s Restated Certificate of Incorporation and the Corporation’s Bylaws regarding actions of the stockholders taken by written consent, and consistent with Section 7(a) above, the holders of Series A Preferred Stock may act by written consent to, and only to, (i) elect any Series A Director, (ii) remove any Series A Director or (iii) override the Board’s appointment of any such Series A Director to fill a vacancy.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 30th day of December, 2002.

EQUINIX, INC.

By:	/s/ Peter F. Van Camp
Peter F. Van Camp Chief Executive Officer